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                                                                     EXHIBIT 5.1


         OPINION OF SHAW PITTMAN POTTS & TROWBRIDGE AS TO THE LEGALITY
               OF THE SECURITIES BEING REGISTERED BY THE COMPANY

     Gentlemen:

     We have acted as counsel for Crescent Operating, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 filed by the Company on June 26, 1998 with the Securities and Exchange Commission under the Securities Act of 1933, as amended to date (the "Registration Statement"), relating to the offering by the Company from time to time of up to $30 million of (i) shares of common stock, par value $0.01 per share (the "Common Stock"), (ii) shares of preferred stock, par value $0.01 per share (the "Preferred Stock") and/or (iii) warrants exercisable for Common Stock (the "Common Stock Warrants," and together with the Common Stock and the Preferred Stock, the "Securities").

     In our capacity as counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Securities, and for the purpose of this opinion have assumed that such proceedings will be completed timely in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination and review of such documents as we have deemed necessary, relevant or appropriate for purposes of this opinion.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof: (i) the Company has the authority, pursuant to its Amended and Restated Certificate of Incorporation, to issue the Securities; (ii) upon adoption by the Company's Board of Directors of resolutions in form and content as required by applicable law and upon issuance and delivery of and payment for the Common Stock and the Preferred Stock, as contemplated by such resolutions and the Registration Statement, the Common Stock and Preferred Stock will be validly issued, fully paid and nonassessable;
(iii) upon the establishment of the final terms of the Common Stock Warrants and the applicable warrant agreement, upon adoption by the Company's Board of Directors of resolutions duly authorizing the issuance and delivery of the Common Stock Warrants, upon due execution and delivery by the Company against payment therefor, countersignature by the applicable warrant agent in accordance with the applicable warrant agreement and delivery of the Common Stock Warrants as contemplated by the Registration Statement and the applicable Warrant Agreement, the Common Stock Warrants will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.


                                             Very truly yours,

                                             SHAW PITTMAN POTTS & TROWBRIDGE